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                                                                    Exhibit 11.1

                            PAYLESS SHOESOURCE, INC.
        COMPUTATION OF NET EARNINGS PER SHARE FROM CONTINUING OPERATIONS
                         FOR THE LAST THREE FISCAL YEARS

(Thousands, except per share data)

                                                             Jan. 28,     Jan. 29,    Jan. 31,
                                                               2006        2005        2004
                                                              -------     -------     -------
Basic Computation:

Net earnings from continuing operations                       $74,228     $35,147     $16,942

Weighted average common shares outstanding                     67,520      67,947      67,852
                                                              -------     -------     -------


Basic earnings per share from continuing operations           $  1.09     $  0.52     $  0.25
                                                              =======     =======     =======

Diluted Computation:

Net earnings from continuing operations                       $74,228     $35,147     $16,942

Weighted average common shares outstanding                     67,520      67,947      67,852

Net effect of dilutive stock options and restricted stock
based on the treasury stock method                                334          73         179
                                                              -------     -------     -------

Outstanding shares for diluted earnings per share              67,854      68,020      68,031
                                                              -------     -------     -------

Diluted earnings per share from continuing operations         $  1.09     $  0.52     $  0.25
                                                              =======     =======     =======
